EXHIBIT 10.22


      The Company has reserved 1,041,365 shares of Common Stock for issuance upon exercise of warrants, and 3,021,000 shares of Common Stock for issuance upon the conversion of the Series D Convertible Preferred Stock. The Company has reserved an aggregate of 5,000,000 shares of Common Stock for issuance under the company's Stock Option Plan (the "Stock Option Plan"), 3,853,357 shares of which are subject to options.

      Other than as set forth in this Agreement (including the Warrants and conversion privileges), rights of the holders of Series C Preferred Stock to tender such stock to the Company to exercise the warrants attached thereto, warrants to purchase 429,040 shares of Common Stock issued in connection with the Series C Preferred Stock.; warrants to purchase 735,000 shares of Common Stock issued in connection with the Series D Preferred Stock; and warrants to otherwise purchase 618,325 shares of Common Stock. To the Company's knowledge there are no other outstanding options, warrants, agreements or understandings for the purchase from the Company of any shares of its stock, or for the purchase from the Company of any securities convertible into or exchangeable for any shares of its stock.